Exhibit 99.1
ECHOSTAR NAMES NEW PRESIDENT, CFO
Vogel, Han and Rayner to Assume New Duties
     ENGLEWOOD, Colo., September 18, 2006 — EchoStar Communications Corporation (NASDAQ: DISH) announced today that it has appointed Carl Vogel as president, overseeing day-to-day operations for DISH Network, effective immediately. Vogel will continue to serve as vice chairman of EchoStar’s board of directors. The Company today also announced the appointment of Bernard L. Han as chief financial officer, effective September 28, 2006, succeeding David J. Rayner who will assume the new role of executive vice president in charge of the Company’s national installation and service network.
     Vogel has most recently focused on the Company’s financial and strategic initiatives, and will retain responsibility for them. He returned to EchoStar in May, 2005 after serving as president and chief executive officer of Charter Communications. Before joining Charter, Vogel held various senior executive positions with companies affiliated with Liberty Media Corporation and was responsible for portfolio investments in subscription television, content distribution, broadband, telecommunications and satellite sectors worldwide. He was also chairman and CEO of Primestar and CEO of StarChoice until each company was sold or merged with other satellite operators. Vogel served as EchoStar’s president from 1994 to 1997, and was a key member of the executive team that created and launched DISH Network in 1996.
     Until last year, Han was executive vice president and chief financial officer of Northwest Airlines in Minneapolis, Minn., the world’s fourth largest airline. Before that role, Han held the chief financial officer and chief marketing officer roles at America West Airlines. He began his career in the space and communications group of Hughes Aircraft Company and then at American Airlines. Han received his BS, Master of Electrical Engineering and Master of Business Administration degrees from Cornell University. Han will report to the Company’s chairman and CEO, Charles Ergen.
     Rayner joined EchoStar in December 2004 as its chief financial officer. He will now lead the company’s national installation and service network. Before joining EchoStar, Rayner served as senior vice president and chief financial officer of Time Warner Telecom. Rayner will report to Vogel.
     “We are very fortunate Carl has assumed this critical leadership role at EchoStar,” said Ergen. “His extensive knowledge of the industry in general, and EchoStar in particular, will strengthen our company and allow us to continue delivering high quality programming to our more than 12 million subscribers. The addition of Bernie to our executive team, and David’s assumption of operational leadership for our installation and service network, further enhances our talent bench,” added Ergen.
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About EchoStar
EchoStar Communications Corporation (NASDAQ:DISH) serves more than 12.46 million satellite TV customers through its DISH Network, the fastest growing U.S. provider of advanced digital television services in the last six years. DISH Network offers hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service.
Media Contact:
Kathie Gonzalez, 720-514-5351, press@echostar.com